EXHIBIT 4.40
                                                                    ------------



                                   30 May 2002






                          (1) CENES PHARMACEUTICALS PLC


                    (2) CAMBRIDGE COGNITION GUARANTEE LIMITED


                               (3) M&R 850 LIMITED


                         (4) CAMBRIDGE COGNITION LIMITED



                   -------------------------------------------

                                    AGREEMENT

                     for the sale and purchase of shares in

                           CAMBRIDGE COGNITION LIMITED
                   -------------------------------------------







                             WEIL, GOTSHAL & MANGES

                         One South Place London EC2M 2WG
               Tel: +44 (0) 20 7903 1000 Fax: +44 (0) 20 7903 0990

                                  www.weil.com

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                                TABLE OF CONTENTS


                                                                          Page

1        INTERPRETATION....................................................2

2        SALE AND PURCHASE.................................................7

3        CONSIDERATION.....................................................7

4        CONDITIONS........................................................7

5        COMPLETION........................................................8

6        POST-COMPLETION OBLIGATIONS.......................................9

7        WARRANTIES........................................................9

8        LIMITATIONS ON WARRANTY CLAIMS...................................10

10       ANNOUNCEMENTS....................................................12

11       ASSIGNMENT.......................................................12

12       RIGHTS OF THIRD PARTIES..........................................12

13       VARIATION........................................................13

14       WAIVER...........................................................13

15       ENTIRE AGREEMENT.................................................13

16       COSTS............................................................13

17       COUNTERPARTS.....................................................13

18       NOTICES..........................................................14

19       GOVERNING LAW....................................................15

20       JURISDICTION.....................................................15

SCHEDULE 1 INFORMATION ABOUT THE COMPANY AND MDCL.........................16

Part A The Company........................................................16

Part B MDCL...............................................................17

SCHEDULE 2 DETAILS OF SELLERS AND THEIR SHAREHOLDINGS.....................18

SCHEDULE 3 WARRANTIES.....................................................19


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THIS AGREEMENT is made on 30 May 2002 between the following parties:

(1) CENES PHARMACEUTICALS PLC, a company incorporated in Scotland (registered number SC166791) whose registered office is at Riverside Business Park, Irvine, Ayrshire KA11 5DJ ("CeNeS");

(2) CAMBRIDGE COGNITION GUARANTEE LIMITED, a company incorporated in England and Wales (registered number 04234029), whose registered office is at Compass House, Vision Park, Chivers Way, Histon, Cambridge CB4 9ZR ("CCGL");

(3) M&R 850 LIMITED a company incorporated in England and Wales (registered number 4338746), whose registered office is at 112 Hills Road, Cambridge CB2 1PH (the "Buyer"); and

(4) CAMBRIDGE COGNITION LIMITED a company incorporated in England and Wales (registered number 4213437) whose registered office is at Compass House, Vision Park, Chivers Way, Histon, Cambridge CB4 9ZR (the "Company").

RECITALS

(A) The Company was incorporated in England and Wales on 10 May 2001 under the Companies Acts 1985 and 1989 with registered number 04213437 and is a private company limited by shares.

(B) On 2 July 2001 the Cognition Business (as defined below) was sold by CeNeS Limited to the Company under the terms of a business and asset transfer agreement of the same date (the "Cognition Transfer Agreement").

(C) On 2 July 2001, the Company purchased the MDC Business from Dr Jean Hammond and Dr John Hammond under the terms of a business and asset transfer agreement of the same date (the "MDC Transfer Agreement").

(D) The Sellers have agreed to sell and the Buyer has agreed to buy the Shares (as defined below) for the Consideration (as defined below) and upon the terms and subject to the conditions set out in this Agreement (the "Transaction").

IT IS AGREED as follows:

1        INTERPRETATION

1.1 In this Agreement, the following expressions have the following meanings:

         "Business Day"           means any day other than a Saturday or Sunday
                                  on which banks are normally open for general business in London;

         "Business Sale"          means the sale of the whole or substantially
                                  the whole of the business and assets of the Company (whether by the Company itself or by another Buyer's Group Company to whom assets have been sold or transferred) to a third party for consideration in excess of(pound)5,000,000 which shall include any deferred consideration and any guaranteed payments or royalties on the sale of products


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                                  or the use of processes by the Buyer;

         "Buyer's Group"          means the Buyer and any subsidiary or parent
                                  undertaking of the Buyer and any subsidiary of such parent from time to time;

         "Buyer's Group Company"  means the Company, its holding company or a subsidiary of the Buyer or its holding
                                  company;

         "Buyer's Solicitors"     means Mills & Reeve of 112 Hills Road,
                                  Cambridge CB2 1PH;

         "CANTAB"                 means the Cambridge Neuropsychological Test
                                  Automated Battery ;

         "CANTAB Licence"         means the licence to be granted to CeNeS
                                  Limited by the Company in the agreed form in respect of CANTAB at Completion;


         "CeNeS Loan"             means the sum of (pound)372,073 as at 30 May
                                  2002 which CeNeS has advanced to the Company by way of an unsecured inter company loan;

         "Claim" means a claim by the Buyer for a breach of Warranty;

         "Cognition Business"     means the Cognition business comprising the
                                  manufacture, research, development and sale of hardware, software, consultancy and other general services related to cognitive function carried on by CeNeS Limited on 2 July 2001 and transferred to the Company pursuant to the Cognition Transfer Agreement;

         "Completion"             means completion of the sale and purchase of
                                  the Shares in accordance with Clause 5 of this Agreement;

         "Conditions"             means the conditions set out in Clause 4;

         "Consideration"          means the consideration payable for the Shares
                                  as set out in Clause 3;

         "Disclosure Letter"      means the letter in an agreed form dated the
                                  date of this Agreement from the Sellers to the Buyer for the purpose of making disclosures against the Warranties in accordance with Clause 7.3;

         "Encumbrance"            means a mortgage, charge, pledge, lien,
                                  option, restriction, right of set off, right of first refusal, third party right or interest or other security interest securing any obligation of any person or other arrangement or agreement having similar effect


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                                  in existence prior to the Completion Date;

         "Intellectual            means the intellectual property owned by,
         Property Rights"         developed by and/or transferred to the Company
                                  as described in the Cognition Transfer
                                  Agreement and the MDC Transfer Agreement and shall further include but not be limited to all patents, trademarks, trade names, services marks, registered designs, design rights, copyright, know-how and all other intellectual property whether or not registered or capable of registration and applications for the same and whether subsisting in the United Kingdom or any other part of the world together with all or any goodwill relating thereto;

         "Listing"                means the becoming effective of a listing of
                                  any class of share in the capital of the Buyer's Group Company on the Official List of the United Kingdom Listing Authority or the granting of permission for any of the Buyer's
                                  Group Company's shares to be dealt in on a Recognised Investment Exchange (as defined in
                                  Section 285 of the Financial Services and
                                  Markets Act 2000) and including, without limitation, the NASDAQ Europe, the Alternative
                                  Investment Market of the London Stock Exchange plc, NASDAQ and any other exchange which will provide an immediate liquid market for shares in the relevant Buyer's Group Company in all cases where the market capitalisation of the Buyer's Group Company on the impact date of the listing is in excess of(pound)5,000,000;

         "MDC Business"           means the business operated by Dr Jean Hammond
                                  and Dr John Hammond under the name Management
                                  Dynamics Cambridge and transferred to the Company on 2 July 2001 pursuant to the MDC
                                  Transfer Agreement comprising organisational psychology consultancy;

         "MDCL"                   means Management Dynamics Cambridge Limited;

         "Managers"               means Dr Jean Hammond, Dr John Hammond, Huw
                                  Jones and Hamish Miller;

         "Sale" means the sale of the entire issued share capital of the Buyer or the Company or a Buyers Group Company to which the business and assets of the Company has been transferred for a consideration in excess of(pound)5,000,000, and including any deferred consideration which


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                                  shall include any guaranteed payments or
                                  royalties on the sale of products or the use of processes by the buyer however satisfied;

         "Sale of a               means the sale of an interest in shares (as
         Controlling Interest"    defined in Schedule 13, Part 1 and Section 324
                                  of the Companies Act 1985) of the Buyer or the Company or a Buyers Group Company to which the business and assets of the Company has been transferred conferring in aggregate 50 per cent. or more of the total voting rights conferred by all the issued shares of the Buyer or the Company or a Buyers Group Company to which the business and assets of the Company has been transferred where the acquisition values the total issued equity of the Buyer or the Company or a Buyers Group
                                  Company to which the business and assets of the Company has been transferred as in excess of (pound)5,000,000;

         "Sellers"                means CeNeS and CCGL;

         "Sellers' Solicitors"    means Weil, Gotshal & Manges of One South
                                  Place, London EC2M 2WG;

         "Shares" means the 8,699 of fully-paid ordinary shares of (pound)1 each of the Company held by CeNeS and the 1 fully-paid ordinary share of (pound)1 of the Company held by CCGL, comprising approximately 87 per cent. of the allotted and issued share capital of the Company;

         "Tangible Net Asset      means the value of the assets of the Company
          Value"                  (other than intangible assets as defined by
                                  FRS 10) shown in the balance sheet of the Company as at Completion (being the cost of such assets less aggregate depreciation to date) together net of the current liabilities of the Company at the relevant date at cost;

         "Tax" or "Taxation"      shall have the meaning set out in the Tax
                                  Deed;

         "Tax Claim"              means any claim by the Buyer against the
                                  Sellers for breach of any of the tax
                                  warranties set out in Schedule 3, Part 2 of this Agreement or under the Tax Deed;

         "Tax Deed"               means a deed relating to Taxation made between
                                  the Sellers and the Buyer in the agreed form;

         "VAT"                    means value added tax as provided for in the


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                                  VATA and other tax of a similar nature;

         "VATA" means in the UK, the Value Added Tax Act 1994 and, in a jurisdiction outside the UK, any equivalent legislation;

         "Warranty"               means a statement set out in Schedule 3 and
                                  "Warranties" means all such statements.

1.2      In this Agreement:

         1.2.1 a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with S258 of the Act and a "subsidiary" or "holding company" is to be construed in accordance with S736 of the Act;

         1.2.2 references to a "person" include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

         1.2.3 references to a document in the "agreed form" are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the parties;

         1.2.4 references to a clause or schedule are to a clause or schedule of this Agreement, and references to this Agreement include the schedules and the schedules form part of this Agreement and will have the same effect as if in the body of this Agreement;

         1.2.5 the headings in this Agreement do not affect its construction or interpretation;

         1.2.6 references to a statute or a statutory provision are to include references to such statute or provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment or re-enactment would extend or increase the liability on any party under this Agreement;

         1.2.7 a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties;

         1.2.8 a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

         1.2.9 the singular includes the plural and vice versa and any gender includes any other gender;

         1.2.10 the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including proceedings whereby liquidation, winding-up, reorganisation, dissolution,


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                  administration, arrangement, adjustment, protection or
                  debtor's relief is sought;

         1.2.11 All obligations of the Sellers under this Agreement, including any liability in respect of any Claims or any other breach of this Agreement, are joint and several.

2        SALE AND PURCHASE

2.1 Each of the Sellers agrees to sell with full title guarantee and free from any Encumbrance and the Buyer agrees to buy the Shares set opposite that Sellers name in column 2 of Schedule 2, with all rights attaching or accruing to the Shares as at or after the date of this Agreement including all rights to any dividends or other distributions paid after the execution of this Agreement.

2.2 The Buyer shall not be obliged to purchase any of the Shares unless the purchase of all the Shares is completed simultaneously.

2.3 Title to, and beneficial ownership of, the Shares shall pass on Completion.

3        CONSIDERATION

3.1 The consideration for the sale and purchase of the Shares shall be the sum of(pound)1,000,000 (one million pounds) of which:-

         3.1.1 (pound)500,000 (five hundred thousand pounds) shall be due and payable to the Sellers by telegraphic transfer on the Completion Date to the account detailed in Clause 5.3.1;

         3.1.2 (pound)200,000 (two hundred thousand pounds) shall be due and payable to the Sellers by telegraphic transfer on the second anniversary of Completion to the account detailed in Clause
                  5.3.1 (the "Second Instalment");

         3.1.3 (pound)300,000 (three hundred thousand pounds) shall be due and payable to the Sellers by telegraphic transfer within five Business Days of the first to occur of the following events to the account detailed in Clause 5.3.1:

                  (a)      a Sale;

                  (b)      a Sale of a Controlling Interest;

                  (c)      a Business Sale; or

                  (d)      a Listing;

3.2 Notwithstanding Clause 3.1, in the event of a Sale, Business Sale or the Sale of a Controlling Interest, to the extent that the Second Instalment has not been made such payment shall be made by the Buyer to the Sellers within 5 Business Days from the date of such event.

4        CONDITIONS

4.1 Completion is conditional on the following conditions being satisfied on or before the date set for Completion in Clause 5.1:



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         4.1.1    the execution of a subscription agreement between the Buyer and certain investors to raise (pound)1,565,000 by the issue of new shares in the capital of the Buyer; and

         4.1.2 the execution of a waiver of any right of pre-emption (if applicable) by the shareholders of the Company (including the Sellers) in respect of the transfer of the Shares to the Buyer.

5        COMPLETION

5.1 Subject to satisfaction of the conditions set out in Clause 4 Completion shall take place at the office of the Buyers' Solicitors on 30 May 2002.

5.2 At Completion, the Sellers shall deliver or procure the delivery to the Buyer or the Buyer's Solicitors of the following:

         5.2.1 duly executed transfers of the Shares to the Buyer and the relevant share certificates;

         5.2.2 an executed irrevocable power of attorney in favour of the Buyer empowering the Buyer to exercise the Sellers' rights as shareholders of the Company pending stamping and registration of the transfers referred to in 5.2.1;

         5.2.3 resignation letters in the agreed form signed by Neil Clark in respect of the Company and MDCL acknowledging that Neil Clark has no claim against the Company and/or MDCL in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;

         5.2.4    the Disclosure Letter duly executed by each Seller;

         5.2.5    the CANTAB Licence duly executed by CeNeS Limited; and

         5.2.6    a counterpart of the Tax Deed duly executed by the Sellers.

5.3      At Completion:

         5.3.1 the Buyer shall pay (pound)500,000 (five hundred thousand pounds) by way of telegraphic transfer of funds to the account set out below or such other account as the Sellers shall have specified in writing to the Buyer prior to Completion and shall provide the Sellers' counterpart of the Tax Deed duly executed by the Buyer.

                     Bank:          Barclays Bank plc

                     Address:       Broadgate Corporate Banking Centre
                                    155 Bishopsgate
                                    London
                                    EC2M 3XA

                     Account no:    10366900

                     Sort code:     20-19-90

                     Account name:  Weil, Gotshal & Manges



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         5.3.2    the Buyer shall deliver to CeNeS the CANTAB Licence duly
                  executed by the Company;

         5.3.3 the Seller shall procure that duly convened meetings are held at which the transfers referred to in Clause 5.2.1 are approved, subject only to stamping, for registration in the books of the Company;

         5.3.4 all existing instructions to the bankers of the Company are revoked and new instructions given in such form as the Buyer directs.

6        POST-COMPLETION OBLIGATIONS

6.1 The Sellers hereby jointly and severally warrant that as at Completion the Tangible Net Asset Value shall not be less than(pound)205,000.

6.2 Within 14 days of Completion the Buyer shall calculate the Tangible Net Asset Value and deliver a copy together with the calculations to the Sellers for the attention of Neil Clark. The Sellers shall have 14 days from delivery of such to agree the Tangible Net Asset Value failing which an independent accountant shall be appointed by agreement between the parties and in the absence of agreement by the President for the time being of the Institute of Chartered Accountants who shall act as an independent expert and not as arbiter, who shall apply the accounting principals used by the accountants of CeNeS in preparing the statutory accounts of CeNeS and whose decision shall be binding on the parties. The costs of such expert shall follow the determination.

6.3 In the event that the Tangible Net Asset Value shall be less than (pound)190,000 the Seller shall, unless otherwise agreed between the parties, repay to the Buyer any difference between the Tangible Net Asset Value and (pound)190,000 and the Consideration shall be abated accordingly.

6.4 The Buyer shall, following Completion, provide CeNeS with a copy of the Buyer's Group monthly management accounts at the end of each financial quarter, commencing with effect for the period ending 30 June 2002, until such time as the Consideration has been fully paid.

6.5 With effect from Completion, the Sellers shall release and write off the CeNeS Loan.

6.6 The Sellers shall, following Completion, give the Buyer access to information, documents and records as the Buyer may reasonably require for the purposes only of fulfilling its compliance obligations in respect of Taxation.

7        WARRANTIES

7.1 The Warranties are given by each of the Sellers as set out in this Agreement at the date of this Agreement.

7.2 Each of the Sellers warrants to the Buyer that each Warranty is true and accurate and not misleading at the date of this Agreement and that the Buyer is entering this Agreement in reliance on each of the Warranties.

7.3 The Warranties are qualified by matters fairly disclosed in the Disclosure Letter and for this purpose "fairly disclosed" means disclosed in such manner as to enable the Buyer to make a fair assessment of the nature of the matters concerned.


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7.4      Each of the Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise) shall not be limited or restricted in its scope by reference to or inference from any other term of another Warranty or this Agreement.

7.5 Where a Warranty is qualified by the expression "so far as the Sellers are aware", or "to the best of the knowledge of the Sellers", or any similar expression, the awareness of the Sellers is limited to the knowledge of the Sellers having made reasonable enquiries only of the Managers, Neil Clark and the Company's audit partner of Arthur Andersen at the date hereof.

7.6      Each of the Sellers agrees with the Buyer:

         7.6.1 to waive any right or claim which he may have against the Company and/or any of its directors, employees agents or advisers for any error, omission or misrepresentation in any such information or opinion; and;

         7.6.2 that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement (including the Warranties).

8        LIMITATIONS ON WARRANTY CLAIMS

8.1 Subject to Clause 8.2 the aggregate liability of the Sellers for all Claims and Tax Claims shall not exceed (pound)1,000,000.

8.2 The Sellers liability for all Claims and Tax Claims may not exceed the amount actually received from the Buyer pursuant to Clause 3. In the event that a Claim or Tax Claim for which the Sellers are liable under the terms of this Agreement exceeds the consideration received under and pursuant to Clause 3 (the "Excess") to the extent that further payments become due to the Sellers, the Buyer may offset the Excess against the payment of the sum due. In the event that the condition for the payment of a sum under Clause 3 is not satisfied and there is an Excess the Buyer will have no right to claim the Excess from the Sellers.

8.3      The Sellers shall not be liable for any Claim or Tax Claim:

         8.3.1 unless the aggregate amount of any Claim or Tax Claim shall exceed (pound)50,000 (in which case the Buyer shall be entitled to claim the whole of such sum and not merely the excess);

         8.3.2 unless the amount of any individual Claim or Tax Claim, described in Clause 8.3.1, together with all such other claims exceeds (pound)10,000. For the avoidance of doubt, amounts for which the Sellers have no liability as a consequence of the operation of this Clause, shall not be capable of constituting a Claim or Tax Claim or increasing the amount of such Claim or Tax Claim for the purpose of this Clause;

         8.3.3 unless the Buyer notifies the Sellers in writing in reasonable detail of the Claim or Tax Claim on or before the expiry of 24 months from Completion and 6 years from Completion in the case of a Tax Claim.

         8.3.4 which is not satisfied, settled or withdrawn within 6 months of the date of notification of such Claim or Tax Claim under paragraph 8.2.3 unless proceedings in respect of it have been


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                  commenced by being both issued and served on the Buyers or formal alternative dispute resolution procedures have been commenced with the Buyers. Time shall be of the essence for this purpose.

8.4 The amount of the liability for each of the Sellers in respect of any Claim or Tax Claim shall not exceed such proportion of the amount of the Claim or Tax Claim as the consideration receivable by each under this Agreement bears to the total amount of the consideration receivable by all of the Sellers under this Agreement.

8.5 The limitations set out and referred to in Clauses 8.1, 8.2 and 8.3 do not apply to a breach of any Warranty resulting from fraud or in respect of a Warranty, set out in paragraph 1 of Schedule 3.

8.6 If the Buyer becomes aware of a matter which is likely to give rise to a Claim or Tax Claim or of any claim, action or demand against it or matter likely to give rise to any of these which may result in a Claim (a "Third Party Claim"), the Buyer shall:

         8.6.1 as soon as reasonably practicable thereafter give notice thereof in writing to the Sellers, stating in reasonable detail the nature of the matter on a without prejudice basis, if practicable, the amount claimed, and the provisions of this Agreement which the Buyer alleges have been or may have been breached;

         8.6.2 make available to accountants and other professional advisers appointed by the Sellers such access to the personnel of the Company and to any relevant records and information as the Sellers reasonably request in connection with such Claim or Tax Claim or Third Party Claim; and

         8.6.3 use its reasonable endeavours to procure that the auditors (both past and then current) of the Company make available their audit working papers in respect of audits of the Company's accounts for any relevant accounting period in connection with such Claim or Tax Claim or Third Party.

8.7 If the Buyer becomes aware of a Third Party Claim of which notice has been or may be given by the Buyer under Clause 8.6.1, the Buyer shall, subject to being indemnified by the Sellers against all reasonable costs and liabilities incurred in doing so:

         8.7.1 take or procure such action to be taken as the Sellers shall reasonably request (having regard in particular to the Buyer's continuing business) to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of a Third Party Claim;

         8.7.2 if so requested by the Sellers maintain consultation with the Sellers on all aspects of any proceedings in defence of a Third Party Claim;

         8.7.3 not admit liability in respect of a Third Party Claim, nor compromise, nor settle any proceedings in defence of a Third Party Claim, without the written consent of the Sellers (such consent not to be unreasonably withheld or delayed);

         8.7.4 if so required by the Sellers in writing, ensure (or, as appropriate, shall co-operate to procure that the Company shall ensure), at the request in writing of the Sellers, that the Sellers are placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party


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                  Claim in question and provide (or, as appropriate, co-operate to procure that the Company provides) such information and assistance as the Sellers may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations provided that the Sellers shall, if requested, by the Buyer:

                  (a) maintain consultation with the Buyer on all aspects of any proceedings in defence of a Third Party Claim and take into account all reasonable requests of the Buyer in relation to the conduct of such Third Party Claim;

                  (b) not admit liability in respect of a Third Party Claim nor compromise nor settle any proceedings in defence of a Third Party Claim without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

8.8 The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a Claim or a Tax Claim whether pursuant to this Agreement or otherwise. For the avoidance of doubt the Sellers shall not be liable under this Agreement in respect of any Claim if any adjustment is made to the Consideration pursuant to Clause 6 in respect of the matter or thing giving rise to the Claim.

9        RESTRICTIVE COVENANTS

9.1 Each of the Sellers hereby undertakes with each of the Company and the Buyer that neither it nor any of its subsidiary undertakings nor its parent undertaking shall for the duration of this Agreement and for a period of 12 months following termination or expiry of this Agreement for any reason whatsoever carry on or be engaged or interested in or in any way assist in the research, development or the supply of goods or services which is similar to or which conflicts or competes with research and development work or the supply of goods or services relating to the Cognition Business or any other business of the Company conducted during such period provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange plc or any recognised investment exchange as long as not more than 5 per cent. of the issued shares or other securities of any class of any one company shall be so held.

9.2 Each of the Sellers hereby undertakes with each of the Company and the Buyer that it shall not at any time during this Agreement and for a period of 12 months following termination or expiry of this Agreement for any reason whatsoever either solely or jointly with or as agent for any person, directly or indirectly canvass or solicit for employment or employ any person who is, or has at any time whilst the Sellers have held shares in the Company, been an employee of the Company or endeavour to induce any such person to cease being an employee of the Company.

9.3 Each undertaking contained in this clause 9 shall be construed independently so that if one or more should be held to be invalid to any extent as an unreasonable restraint of trade or for any other reason then it shall be valid to the extent that it is not held to be so invalid and the rest shall remain unaffected and shall apply with such modifications as may be necessary to make the rest valid and effective.

10       ANNOUNCEMENTS

10.1 Subject to Clause 10.2, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party without the prior written approval of the other such approval not to be unreasonably withheld or delayed.

10.2 This Clause shall not apply to any announcement or public statement by any party required by law, or the rules of any regulatory or governmental body to which such party is subject, including the rules of a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) any stock exchange on which any securities of the relevant party are listed, in which case the party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other party before it is made.

11       ASSIGNMENT

         Neither party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other party.

12       RIGHTS OF THIRD PARTIES

12.1 A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

13       VARIATION

         Any variation of this Agreement must be in writing and signed by each party or, in the case of a body corporate, a duly authorised officer or representative of such party.

14       WAIVER

         A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or remedy or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

15       ENTIRE AGREEMENT

15.1     Each party acknowledges and agrees that:

         15.1.1 this Agreement constitutes the whole and only agreement and understanding between the parties in connection with the sale of the Shares;

         15.1.2 it has not entered into the Agreement or any of them in reliance on any pre-contractual statement which is not expressly set out in this Agreement and, to the extent any pre-contractual statement was made or given and is not expressly set out in this Agreement, it irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation to any such pre-contractual statement; and

         15.1.3 the only rights and remedies available to it in connection with the Agreement is damages for breach of contract and, for the avoidance of doubt, no party has any right to rescind

                  (except in the case of fraud) or terminate the Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise except as provided in this Agreement,

         provided always that this clause 15.1 shall not exclude or limit any liability or any right which any party may have in respect of pre-contractual statements made or given fraudulently or dishonestly in circumstances where there has been wilful concealment.

16       COSTS

         Save as otherwise expressly stated in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and all agreements ancillary to it.

17       COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

18       NOTICES

18.1 A notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the party due to receive it at the address set out in this Clause 18 and shall be deemed to have been delivered in accordance with this Clause 18.

18.2 The parties' addresses and fax numbers for the purposes of this Agreement are:

         M&R 850 Limited
         112 Hills Road
         Cambridge CB2 1PH
         For the attention of :  Hew Jones
         Fax number:  01223 810701

         CeNeS Pharmaceuticals Plc
         Compass House
         Vision Park
         Chivers Way
         Histon
         Cambridge
         CB4 9ZR
         For the attention of :  Neil Clark
         Fax number:  01223 266467

         Cambridge Cognition Guarantee Limited
         Compass House
         Vision Park
         Chivers Way
         Histon
         Cambridge
         CB4 9ZR
         Fax number:  01223 266467

         Cambridge Cognition Limited
         Compass House
         Vision Park
         Chivers Way
         Histon
         Cambridge
         CB4 9ZR

         Fax number:  01223 266467

         or such other address or fax number as the relevant party notifies to the other parties, which change of address shall only take effect if delivered and received in accordance with this Clause.

18.3     A notice so addressed shall be deemed to have been received:

         18.3.1   if personally delivered, at the time delivery;

         18.3.2 if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

         18.3.3 if sent by registered air-mail, five Business Days after the date of posting to the relevant address; and

         18.3.4 if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and "normal working hours" shall be deemed to be 8.30 am to 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

18.4 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail.

19       GOVERNING LAW

         This Agreement is governed by, and shall be construed in accordance with, English law.

20       JURISDICTION

         Each party irrevocably agrees that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Agreement ("Proceedings").

                                   SCHEDULE 1
                     INFORMATION ABOUT THE COMPANY AND MDCL

                                     Part A
                                   The Company

1              Registered number:                           04213437

2              Date of incorporation:                       10/05/01

3              Place of incorporation:                      United Kingdom

4              Registered office address:                   Compass  House,   Vision  Park,  Chivers  Way,  Histon,
                                                            Cambridge, Cambridgeshire  CB4 9ZR

5              Type of company:                             Private Limited Company

6              Authorised share capital:

               (a)      amount:                       (pound)10,000

               (b)      number and class of shares:         10,000 ordinary shares

7              Issued share capital:

               (a)      amount:                       (pound)10,000

               (b)      number and class of shares:         10,000 ordinary shares

8              Directors:                                   Neil Clark,  Dr. John Hammond,  Dr. Jean  Hammond,  Huw
                                                            Jones, Hamish Miller

9              Secretary:                                   Huw Jones

10             Accounting reference date:                   31 December

11             Auditors:                                    Arthur Andersen

12             Outstanding Charges:                         None

                                     Part B
                                      MDCL


Management Dynamics Cambridge Limited

1            Registered number:                             02853619

2            Date of incorporation:                         15 September 1993

3            Place of incorporation:                        United Kingdom

4            Registered office address:                     Compass  House,  Vision  Park,  Chivers  Way,  Histon,
                                                            Cambridge, Cambridgeshire  CB4 9ZR

5            Type of company:                               Private Limited Company

6            Authorised share capital:

             (a)      amount:                         (pound)1,000

             (b)      number and class of shares:           1,000 Ordinary shares of(pound)1 each

7            Issued share capital:

             (a)      amount:                         (pound)2

             (b)      number and class of shares:           2 Ordinary shares of(pound)1 each

8            Percentage owned by Company                    100%



9            Directors:                                     Neil Clark, Dr. Ernest Hammond

10           Secretary:                                     Neil Clark

11           Accounting reference date:                     31 December

12           Outstanding Charges:                           None

                                   SCHEDULE 2
                   DETAILS OF SELLERS AND THEIR SHAREHOLDINGS

============================================================ ============================================

                             1                                                    2

                      Name of Seller                          Number of Shares legally and beneficially
                                                                      at date of this Agreement

============================================================ ============================================
CeNeS Pharmaceuticals PLC                                                       8699
------------------------------------------------------------ --------------------------------------------

Cambridge Cognition Guarantee Limited                                             1
============================================================ ============================================

                                   SCHEDULE 3
                                   WARRANTIES

                                     Part 1

1 Each of the Sellers is the sole legal and beneficial owner of the Shares set out opposite his name in Schedule 2 and such Shares are owned free of Encumbrances.

2 Each of the Shares have been properly issued and allotted and are fully paid or credited as fully paid and the Sellers have at all times prior to Completion had the share certificates for the Shares in their possession or control.

3 No Agreement or arrangement has been entered into which requires or may require the Company to allot, issue or transfer or to grant any person the right (whether conditional or otherwise) to call for the allotment, issue or transfer of any share or loan capital.

4 Each of the Sellers have full power and authority without requiring the consent of any other person, and has taken all necessary corporate or other actions, to enter into and exercise its rights and perform its obligations under this Agreement and all other documents to be exercised by it at Completion.

5 All information set out in this Agreement (including annexures) is true, accurate and not misleading in any material respect.

6 So far as the Sellers are aware, since 2 July 2001 ("Accounts Date") the Cognition Business has been carried on in the ordinary and usual course, without interruption or alteration in nature, scope or manner so as to maintain it as a going concern and so far as the Sellers are aware there has been no material adverse change in the turnover or financial position of the Cognition Business and, so far as the Sellers are aware there are no factors likely to have such an effect specific to the Cognition Business and not affecting similar businesses.

7 The Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association.

8 All returns, resolutions and other documents required to be filed with or delivered to the Registrar of Companies in respect of the Company have been properly filed or delivered.

9 The accounting records of the Company have been properly written up on a consistent basis and the Company has complied with the obligations under section 221 of the Companies Act 1985. All relevant financial books and records of the Company are in its possession or otherwise under its direct control and are up to date.

10 As far as the Sellers are aware, the Company has not entered into a material, unusual or long term contract in connection with the Cognition Business.

11 As far as the Sellers are aware, the Company has obtained all material licences, permissions and consents and other approvals necessary to carry on the Cognition Business, all such licences and consents are valid and in full force and effect and not limited in duration so far as the Sellers are aware no event has occurred and there has been no omission which shall or is reasonably likely to prejudice any such licences, permissions, consents or other approvals remaining in full force and effect.

12 So far as the Sellers are aware the Company owns or has and will following Completion have, the right to use all assets and rights that it needs to carry on the Cognition Business as carried on immediately prior to Completion.

13 So far as the Sellers are aware no circumstances exist which constitute a ground on which any material contract to which the Company is a party could be avoided, repudiated, rescinded, prematurely determined or declared to be invalid and so far as the Sellers are aware the Company has not received any notice of a claim to that effect or notice indicating that such a claim is foreseeable.

14 As far as the Sellers are aware, no mortgages, charges, liens, encumbrances or other security interests subsist over assets used in the Cognition Business save for charges and liens arising in the ordinary course of business.

15 So far as the Sellers are aware, no steps been taken or legal proceedings been started or threatened against the Company, as the case may be, for winding up, dissolution or reorganisation or for the appointment of a receiver or administrative receiver or any administrator, trustee or similar officer of its assets or revenues and no meeting has been convened for the purpose of winding up the Company and so far as the Sellers are aware (without making any enquiry of a third party) the Company has not been a party to any transaction which could be avoided in a winding up.

16 So far as the Sellers are aware (without making any enquiry of a third party), the Company has not been party to any transactions at an undervalue for the purposes of Section 238 of the Insolvency Act 1986 nor has it given or received any preference for the purposes of Section 239 of the Insolvency Act 1986 in either case since the Company's incorporation.

17 None of the Sellers is unable to pay its debts as defined in section 123 of the Insolvency Act 1986 or is the subject of any order for the winding up, dissolution or re-organisation or the appointment of a receiver or administrative receiver.

18 So far as the Sellers are aware, the Cognition Business has been conducted in accordance with applicable law or regulation, so far as each Seller is aware the Cognition Business is not in breach of any such law or regulation and so far as the Sellers are aware compliance has been made with all legal and procedural requirements necessary for the Company to undertake the Cognition Business.

19 As far as the Sellers are aware, the Company has maintained up-to-date, adequate and suitable records regarding the service and terms and conditions of employment, payments of statutory or other sick pay, statutory or other maternity pay, disciplinary and health and safety matters, income tax and social security contributions and termination of employment of each of the Company's employees.

20 So far as the Sellers are aware the Company has not offered to employ or engage any person where such employment or engagement will take effect after Completion or made, agreed or proposed or entered into negotiation or received any request for any change in the terms of employment by the Company of any employee where such change is due or expected within six months from the date of this Agreement.

21 As far as the Sellers are aware, no employee has given notice or is under notice to terminate his employment.

22 The Sellers are not aware of any outstanding claims by any person who is now or has been an employee of the Cognition Business or any dispute between the Company and any employee or a material number or class of the employees of the Cognition Business and no payments are due by the Company under the provisions of the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975 and the Race Relations Act 1976, the Disability Discrimination Act 1995 and the Trade Union and Labour Relations (Consolidation) Act 1992 and so far as the Sellers are aware there are no circumstances likely to give rise to any such dispute.

23 As far as the Sellers are aware the Company has not entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

24 So far as the Sellers are aware, no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of or consultant to the Company.

25 As far as the Sellers are aware, the Company is the sole beneficial owner of the Intellectual Property Rights and (where such property is registered) is the registered proprietor thereof free from and clear of any restriction of use or Encumbrance and so far as the Sellers are aware, the Company has not disclosed (except in the ordinary course of its business and on the basis that such disclosure is to be treated as being confidential in nature) any of the know-how nor any trade secrets or list of customers relating to the Cognition Business to any other person firm company or organisation.

26 As far as the Sellers are aware, the Company owns or has the right to use the copyright in the designs of all the brochures, literature and marketing material of the Cognition Business which were transferred under the Cognition Transfer Agreement and as far as the Sellers are aware, none of the said brochures, literature and marketing material or any of the Intellectual Property Rights infringes any intellectual property rights of any other person firm or company or involves the unauthorised use of confidential information disclosed to the Company by any person firm company or organisation.

27 As far as the Sellers are aware, no third party has any right over or right to remuneration derived from the commercial exploitation of any of the Cognition Intellectual Property Rights.

28 Except in the ordinary and usual course and save as set out in the Disclosure Letter, the Company has not granted and is not obliged to grant any licences under any Intellectual Property Rights owned by it or licensed to it.

29 All application, renewal and other official statutory and regulatory fees relating to the administration of the Intellectual Property Rights or for the protection and enforcement thereof have been duly paid and so far as the Sellers are aware all reasonable steps have been taken for their maintenance and protection.

30 Save as set out in the Disclosure Letter, the fixed and loose plant, machinery, furniture, fixtures, fittings, equipment, vehicles and all other assets used in relation to the Cognition Business of the Company are the property of the Company free from any hire or hire-purchase agreement or agreement for payment on deferred terms or bill of sale or any Encumbrance, and have at all material times been and are in the possession of or under the control of the Company in the UK.

31 All plant, machinery vehicles and equipment owned or used by the Company is in good repair and condition (fair wear and tear excepted) and in working order, has been properly serviced and maintained on a regular basis and complies with appropriate safety regulations.

32 As far as the Sellers are aware, the Company has effected all insurances required by law to be effected by it and all premiums due on the policies in respect of such insurance cover ("the Policies") have been paid; so far as the Sellers are aware, all other conditions of the Policies have been performed and observed; so far as the Sellers are aware none of the Policies has or will be void or voidable as a result of an act or omission of the Company and so far as the Sellers are aware all Policies will continue in full force and effect notwithstanding Completion.

33 Neither of the Sellers is aware of any circumstances which would entitle the Company to make a claim under any of the Policies or which would be required under any of the Policies to be notified to the insurers.

34 So far as the Sellers are aware, the Company has not committed any material breach of any agreement to which it is a party which, and no party with whom the Company has entered into any agreement is in default thereunder being a default which, would have an adverse effect on its financial or trading position.

35 So far as the Sellers are aware, there is no liability in respect of any claim against the Company arising out of any defect in design, material or workmanship of any goods supplied by the Company before Completion or out of any error or omission on the part of the Company in the supply of any service.

36 Apart from the collection of debts in the ordinary course of the business neither the Company nor any person for whose acts the Company may be contractually or vicariously liable is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency; so far as the Sellers are aware no such matters are pending or threatened; and the Sellers are not aware of any circumstances which are likely to give rise to any such matter.

37 So far as the Sellers are aware, there are no overdraft, loan and other financial and leasing facilities available to the Company and so far as the Sellers are aware, there is no other indebtedness of the Company excluding trade creditors.

38 Complete and accurate copies of all licences, escrow agreements and (where the warranties have not expired) development agreements in respect of all computer software used or held by the Company have been provided or are held by the Buyer. So far as the Sellers are aware, the licences of such computer software are complied with in all material respects in the operation of the business of the Company.

39 So far as the Sellers are aware, there are adequate maintenance provisions in place in relation to the Company's computer systems and the maintenance providers concerned have always fulfilled their obligations under those agreements in accordance with their terms (and those terms provide for the software concerned to be updated free of charge and for errors to be corrected).

40 So far as the Sellers are aware, the Company has a prudent disaster recovery plan in respect of its computer systems which would permit all of the Company's critical functions which are run on the computer systems to be restored within 24 hours, the balance of functions being restored within 48 hours.

41 So far as the Sellers are aware, all necessary back-up systems are utilised to ensure that in the event of any fault in any computer system used by the Company, no more than one day's data might be lost.

42 So far as the Sellers are aware, the Company has prudent procedures in place to ensure the security of its computer systems and the data stored on them.

                                     Part 2

43 As far as the Sellers are aware, all notices, returns, computations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite time-periods and are up-to-date, correct and on a proper basis.

44 As far as the Sellers are aware, the Company is not and does not expect to be involved in any dispute with the Inland Revenue or HM Customs & Excise concerning any matter likely to affect in any way the liability of the Company to Taxation, and so far as the Sellers are aware there are no circumstances which are likely to give rise to any such dispute for the next twelve months.

45 The Company has not entered into any non-arm's length transaction with any shareholder, employee or officer of the Company, present or former, or any Company in the same group of companies as the Company for the purposes of any form of Taxation.

46 The Company has as far as the Sellers are aware, complied fully with all its obligations under the PAYE system and relating to National Insurance Contributions in respect of all its present and former employees and officers.

47 The Company has not entered into or been party to any scheme or arrangement designed wholly or mainly for the purpose of avoiding or deferring taxation.

48       The Company:

48.1 is duly registered and is a taxable person for the purposes of VAT and has complied with all statutory requirements relating to VAT;

48.2 is not in arrears with any payment or returns under legislation relating to VAT;

48.3 has fully maintained complete correct and up to date records, invoices and other necessary documents;

48.4     has not been required by HM Customs & Excise to give any security;

48.5 is not and has never been or agreed to be an agent or manager or factor or representative for the purposes of section 47 or 48 VATA; and

48.6     has not been a party to any transaction to which paragraph 1 of
         Schedule 6 VATA applies.

49 Neither CeNeS nor the Company has been a relevant company in relation to an exempt distribution for the purposes of section 213 ICTA 1988.

50 The Company has sufficient records relating to past events to calculate its liability in respect of any form of taxation or relief which would arise on any disposal or on the realisation of any of its assets.

51 The Company will not incur any liability to taxation under Section 190 of the Taxation of Chargeable Gains Act 1992 (tax on one member of a group recoverable from another member) by reason of any unsatisfied corporation tax liability of any other company.

52 The Company is not under any obligation to make at any time any payments of interest or any annual payments for which no relief will be received (whether as a deduction or charge on income) by reason of

         Sections 125 (annual payments for non-taxable consideration) or 787 (restriction of relief for payment of interest) of the Taxes Act 1988 or by reason of its being a distribution].

53 The Company has not since its incorporation been a party to any transaction in respect of which the Company, its officer directors or advisers considered that there was a risk that the Company could be liable to Taxation under the provisions of Part XVII of the Taxes Act 1988 (Anti-Avoidance) or as a result of the principles enunciated by the House of Lords in Furniss v Dawson 55 TC 324.

54 As far as the Sellers are aware, all documents which are liable to stamp duty and which confer any right upon the Company have been duly stamped and no document which confers any right upon the Company and which is outside the UK would attract duty if it were brought into the UK.

EXECUTED by the parties:



Signed by                                    )
for and on behalf of                         )
CENES PHARMACEUTICALS PLC                    )

/s/ Neil Clark
________________________            Signature



Signed by                                    )
for and on behalf of                         )
CAMBRIDGE COGNITION                          )
GUARANTEE LIMITED                            )

/s/ Neil Clark
________________________            Signature



Signed by                                    )
for and on behalf of                         )
M&R 850 LIMITED                              )

/s/ A.H. Jenes
________________________            Signature



Signed by                                    )
for and on behalf of                         )
CAMBRIDGE COGNITION LIMITED                  )

/s/ Neil Clark
________________________            Signature